EXHIBIT  99.1
Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)
Six Months Ended	Three Months Ended

	06/30/11	06/30/10	06/30/11	06/30/10
Interest Income	$26,437,397	$32,637,959	$13,594,168	$16,087,544
Interest Expense	2,507,681	2,925,045	1,179,959	1,372,231
Net Interest Income	23,929,716	29,712,914	12,414,209	14,715,313
Other Income	7,079,915	8,338,175	3,703,941	3,913,188
Less: Provision for loan losses	3,320,000	2,730,000	1,920,000	950,000
Other Operating Expenses	20,429,496	21,117,708	10,097,987	11,023,242
Income Before Income Taxes	7,260,135	14,203,381	4,100,163	6,655,259
Provision for Income Taxes	2,321,787	5,328,500	1,447,501	2,477,000
Net Income	$4,938,348	$8,874,881	$2,652,662	$4,178,259
Net Income Per Common Share	$0.55	$1.00	$0.29	$0.47

BALANCE SHEET (unaudited) June 30, 2011 and 2010

Assets	2011	2010	Liabilities & Equity	2011	2010
Cash and Due from Banks	$26,412,385	$26,616,097	Non Interest Bearing	$161,765,574	$155,669,984
Investment Securities	314,946,712	169,485,927	Interest Bearing	821,208,010	789,447,395
Federal Funds Sold	3,365,930	64,462,829	Total Deposits	982,973,584	945,117,379
Total Loans	722,684,531	775,463,937	Short Term Debt	2,148,562	558,569
Allowance for Loan Losses	(9,874,383)	(8,276,228)	Other Liabilities	4,662,790	8,876,294
Net Loans	712,810,148	767,187,709	Total Liabilities	989,784,936	954,552,242
Bank Premises & Equipment	19,665,110	19,487,353	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	8,565,443	3,903,965	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	12,256,383	11,787,179	Retained Earnings	83,824,519	86,808,317
Other Assets	11,035,729	13,877,885	Total Stockholders' Equity	119,272,904	122,256,702
Total Assets	$1,109,057,840	$1,076,808,944	Total Liabilities & Equity	$1,109,057,840	$1,076,808,944

Management Comments

The Corporation posted net income of $4.9 million for the first six months of 2011, a decrease of $3.9 million, or 44.4%, from the first six months of 2010. Earnings per share decreased to $0.55 for the six months ended June 30, 2011 compared to $1.00 for the same period in 2010.

The decrease in earnings was primarily due to a $5.8 million decrease in net interest income.   Lower interest rates on earning assets decreased interest income $5.6 million.  Loan volume decreased, further reducing interest income $1.9 million.  This decrease was partially offset by a $1.3 million increase to interest income due to volume increases in investment securities.  The net result of the volume shift of earning assets was a decrease of $0.6 million in interest income which was partially offset by a $0.4 million reduction in interest expense as a result of lower interest rates.

Volume reduction in loan balances occurs as substandard loans acquired from the FDIC in October 2009 are eliminated at a pace faster than new loan business is achieved.  This necessitates redeployment of these funds to investment securities.  Reinvestment in today’s rate environment produces relatively low yielding investments.  In addition, the decrease in earnings was also impacted by a $0.6 million increase to the provision for loan loss and a $1.3 million decrease in non-interest income which was partially offset by a $0.7 million decrease in non-interest expense.

Operating earnings during the first six months of 2011 were also affected by a decrease in Acquisition-related purchase accounting income.  These items, which totaled $3.5 million in 2011 compared to $7.4 million in 2010, negatively impacted the net interest margin, other income and other operating expenses.

Total assets were $1.11 billion at June 30, 2011 and $1.08 billion June 30, 2010 resulting in an increase of $32.5 million primarily due to deposit growth of $35.5 million during the same period.  Total loans, however, decreased $52.8 million during the last twelve months.  The excess liquidity created by the fluctuations in loans and deposits resulted in an increase in the investment portfolio, including fed funds sold, of $84.4 million during the last twelve months.

Dividend Announcement

The Board of Directors did not declare a dividend for the third quarter of 2011.

As previously announced, the Board of Directors declared a special dividend of $1.20 per share payable on December 10th, 2010 to shareholders as of the record date of November 30th, 2010.  This dividend was intended to prepay 2011 dividends due to the possibility of less favorable tax treatment of dividend income in 2011.

As a result of the dividend paid in December of 2010, the Board intends to significantly reduce or eliminate dividend payments for the remainder of 2011.  The Board intends to resume quarterly dividend payments after 2011; however it is not possible to predict the economy in 2012.  The Board will review earnings, monitor regulatory developments and consider other appropriate factors at that time relative to declaring future dividends